UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

FGI Industries Ltd.
(Name of Registrant as Specified In Its Charter)
___________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Shareholder:
You are cordially invited to attend the 2025 Annual Meeting of Shareholders of FGI Industries Ltd. The meeting will be held on May 28, 2025, at 9:00 a.m. (Eastern Time), virtually via live audio webcast on the Internet at https://www.cstproxy.com/fgi-industries/2025. On or about April 29, 2025, a full set of proxy materials will be mailed to each shareholder.
Your vote is important. Whether or not you plan to attend the Annual Meeting live, we hope you will vote as soon as possible. Please vote by returning your signed proxy card in the envelope provided. If you do attend the meeting and desire to vote during the meeting, you may do so by following the procedures described in the proxy statement even if you have previously voted.
Sincerely,

/s/ John Chen
John Chen
Executive Chairman

FGI INDUSTRIES LTD.
906 Murray Road
East Hanover, NJ 07936
(973) 428-0400
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MAY 28, 2025
To the Shareholders of FGI Industries Ltd.:
Notice is hereby given that the 2025 Annual Meeting of Shareholders of FGI Industries Ltd. will be held on May 28, 2025, at 9:00 a.m. (Eastern Time), in a virtual meeting format only. You may attend, vote and submit questions during or in advance of the Annual Meeting via the Internet at https://www.cstproxy.com/fgi-industries/2025. The principal business of the meeting will be for the following purposes:
1.    Election of five directors, each for a one-year term;
2.    Approve a proposal to allow the Company’s board of directors to effect one or more reverse share splits of all the Company’s ordinary shares by consolidating them at a ratio of not less than 1 for 2 and not more than 1 for 15, with the exact ratio to be set at a whole number within this range to be determined by the Company’s board of directors, or any duly constituted committee thereof, at any time after approval by the shareholders, and to authorize the board of directors to implement any such reverse share split at its discretion (the “Reverse Split Proposal”);
3.    Ratification of the selection of CBIZ CPAs P.C., as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
to act on any other matters that may properly come before the meeting and any adjournment or postponement thereof.
The Board of Directors of the Company has fixed the close of business on April 24, 2025 as the record date for determining the shareholders entitled to notice of and to vote at the meeting and any adjournments thereof. The share transfer books of the Company will not be closed.

By order of the Board of Directors,

/s/ John Chen
John Chen
Executive Chairman
THE PROMPT SUBMISSION OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. YOU MAY VOTE BY MAIL, ONLINE OR BY PHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THE PROXY CARD OR OTHER INSTRUCTIONS FROM THE HOLDER OF RECORD.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be held on May 28, 2025

i

FGI INDUSTRIES LTD.
Proxy Statement
2025 Annual Meeting of Shareholders
May 28, 2025
9:00 a.m. ET
GENERAL INFORMATION
Proxies are being solicited by the Board of Directors (the “Board”) of FGI Industries Ltd., a Cayman Islands exempted limited company (the “Company,” “we,” “us” or “our”), for use in connection with the annual meeting of shareholders to be held on May 28, 2025 and at any adjournment thereof. Only shareholders of record at the close of business on April 24, 2025 will be entitled to vote at such meeting.
The address of our principal executive office is 906 Murray Road, East Hanover, NJ 07936 and our telephone number is (973) 428-0400. The mailing of this proxy statement and a proxy card to shareholders will commence on or about April 30, 2025.
Ordinary Shares Outstanding on Record Date
Our ordinary shares, par value $0.0001 per share, is our only outstanding voting security. At the close of business on April 24, 2025, which is the date selected by the Board for determining shareholders entitled to notice of and to vote at the meeting, there were 9,591,555 ordinary shares issued and outstanding, each of which is entitled to one vote at the meeting.
Vote Required on Proposals
1.Election of Directors — Provided that a quorum is present at the meeting, directors will be elected by a simple majority of the votes cast.
2.Reverse Split Proposal — The affirmative vote of the holders of a majority of the votes cast by the ordinary shares present or represented by proxy at the meeting and entitled to vote is required for approval of the reverse stock split.
3.Ratification of Auditors — The affirmative vote of the holders of a majority of the votes cast by the ordinary shares present or represented by proxy at the meeting and entitled to vote is required for approval of the proposal to ratify the appointment of auditors.
Abstentions and Broker Non-Votes
Abstentions: Under the laws of the Cayman Islands, abstentions are counted as shares present and entitled to vote at the Annual General Meeting but are not counted as votes cast. Unless put to the meeting as a special resolution, matters shall be decided by a simple majority of votes cast by such members (or shareholders) who, being entitled to do so, vote in person or by proxy at such meeting. Voting at any shareholders’ meeting is by way of a show of hands of shareholders who are present in person or by proxy unless a poll is requested pursuant to the Amended and Restated Memorandum and Articles of Association of the Company.
Broker Non-Votes: A “broker non-vote” occurs when a broker, bank, or other nominee holding your shares in street name does not vote on a particular matter because you did not provide the broker, bank, or other nominee voting instructions and the broker, bank, or other nominee lacks discretionary voting authority to vote the shares because the matter is considered “non-routine” under the New York Stock Exchange rules for brokers. The “non-routine” matters on the agenda for the Annual General Meeting include Proposal 1: Election of Directors.
Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual General Meeting; however, because broker non-votes will constitute an abstention, they will not be counted as votes cast on the outcome of the votes on Proposal 1: Election of Directors. As a result, if you hold your shares in street name and you do not instruct your broker, bank, or other nominee how to vote your shares in the election of directors, then no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. Proposal 2: Reverse Share Split and Proposal 3: Ratification of Auditors should be considered “routine” matters. Therefore, your broker, bank, or other nominee will be able to vote on Proposals 2 and 3, even if it does not receive instructions from you, so long as it holds your shares in its name.
The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions and, if not, the impact of such broker non-vote on the approval of the proposal.

Proposal	Voting Options	Board Recommendation	Effect of Abstention	Impact of Broker Non-Vote
1. Election of Directors	For, Withhold	For each nominee	No effect	No effect
2. Reverse Share Split	For, Against, Abstain	FOR	No effect	Not applicable(1)
3. Ratification of Auditors	For, Against, Abstain	FOR	No effect	Not applicable(1)
_________________________________________________
(1)    Proposals 2 and 3 are considered to be “routine” matters under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on these proposals.
Expenses of Soliciting
We will pay the cost of soliciting proxies. In addition to solicitation by the use of the mails, certain of our directors, officers and employees may solicit proxies by telephone, email or personal contact, and we have requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our shares and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.
Shareholder Proposals
Shareholder proposals (other than director nominations) that are submitted for inclusion in our proxy statement for our Annual Meeting of Shareholders to be held in 2026 must follow the procedures and requirements of the federal securities laws, including Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be timely, such proposals must be received by us at our principal executive office no later than December 31, 2025. Any notice of a shareholder proposal must also satisfy the timing and content requirements of our Amended and Restated Articles of Association in respect of a Members' requisition.
In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the first anniversary date of this year’s annual meeting. If the date of the annual meeting of shareholders to be held in 2026 is changed by more than 30 calendar days from the anniversary of this year’s annual meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 annual meeting is first made. Accordingly, unless the date of the 2026 annual meeting date changes by more than 30 calendar days from the previous year, we must receive such notice no later than March 29, 2026.
What do I need to do to attend the Annual Meeting online?
We will be hosting our Annual Meeting via live audio webcast only. If you are a shareholder as of the Record Date and wish to virtually attend the Annual Meeting, you will need the 12-digit control number, which is located on the Notice or on your proxy card (if you receive a printed copy of the proxy materials). Instructions on how to participate in the Annual Meeting are also posted online at https://www.cstproxy.com/fgi-industries/2025. The webcast will start at 9:00 a.m., Eastern on May 28, 2025. Shareholders may vote and ask questions while attending the Annual Meeting online.
Use of cameras and recording devices are prohibited while virtually attending the live audio webcast.

How can I get help if I have trouble checking in or listening to the meeting online?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.
How to Vote
We encourage you to vote promptly. Your methods of voting may differ depending on whether you are a “street name” or a “shareholder of record.”
If your shares are held in the name of a stockbroker, bank, trust or other nominee as a custodian, and this proxy statement was forwarded to you by that organization, then you are a “street name” holder and you must instruct your nominee as to your voting preferences. Please contact your nominee/custodian to do so. Because a beneficial owner is not the shareholder of record, you may not vote your shares live at the meeting unless you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.
If you hold your shares directly, then you are a “shareholder of record” and you may vote your shares in advance of the meeting using the mail method described on your proxy card or other voting instructions from the holder of record, including:
By Mail
If you are a holder of record and received a paper copy of the proxy card by mail, you can vote by marking, dating, and signing your proxy card and returning it by mail in the envelope provided. If you hold your shares in street name, you can vote by completing and mailing the voting instruction form.
During the Meeting
All shareholders of record as of the record date may vote on the Internet during the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at https://www.cstproxy.com/fgi-industries/2025.
Revocation of Proxies
You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our corporate secretary at our executive offices before the meeting, or at the meeting, (2) submit a timely later-dated proxy (or voting instruction form if you hold shares in street name) or (3) vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be held on May 28, 2025
PROPOSAL 1:
ELECTION OF DIRECTORS
Our business is overseen by our Board with the number of directors fixed from time to time by the Board. Upon election, each director serves for a term of one year. Our Board currently consists of the following:

Name	Age	Position(s)
David Bruce	59	Chief Executive Officer, Director
John Chen	46	Executive Chairman, Director
Todd Heysse	52	Director
Kellie Zesch Weir	46	Director
Anagha Apte	45	Director
Upon the recommendation of its Nominating and Corporate Governance Committee, the Board has fixed at five the number of directors to be elected at the meeting and has nominated Ms. Weir, Mr. Bruce, Mr. Chen, Mr. Heysse and Ms. Apte to stand for election, each to serve a term to expire at the conclusion of the succeeding annual meeting of shareholders after her or his election, to hold office following election and qualification until her or his successor has been duly elected and qualified.
It is intended that the proxies solicited on behalf of the Board (other than proxies reflecting votes against or abstentions as to one or more nominees) will be voted at the meeting for the election of the above-identified nominees. If any nominee is unable to serve, the ordinary shares represented by all of these proxies will be voted for the election of a substitute as the Board may recommend.
The Board knows of no reason why either of the nominees, if elected, might be unable to serve. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which the director or nominee was selected.
The following provides certain information regarding the nominees for the office of director and the current directors whose terms are scheduled to expire after the meeting:
David Bruce. Mr. Bruce has served as our Chief Executive Officer and a director since our incorporation in 2021. Prior to his election, Mr. Bruce served as the Executive Vice President of the Kitchen & Bath division of FGI Industries Inc. (“FGI Industries”, formerly known as Foremost Groups Inc.) from 2009 until 2021 where he was responsible for development of all sales, marketing, customer and supplier strategies. Prior to that, he worked in various sales functions at FGI Industries from 1997 to 2008. Previous to his time at FGI Industries, Mr. Bruce spent over 8 years working in the retail industry. Mr. Bruce received a Bachelor of Science in Management from Kean University in New Jersey. We believe Mr. Bruce’s broad experience in sales and strategy and institutional knowledge of FGI Industries qualify him to serve on our board of directors.
John Chen. Mr. Chen has served as our Executive Chairman and a director since our incorporation in 2021. Prior to his election, Mr. Chen served as Executive Vice President of Corporate Development for FGI Industries from 2019 until 2021 where his primary responsibilities included corporate strategy, financial controls and capital allocation oversight. Prior to joining FGI Industries, Mr. Chen spent 11 years in the investment management industry as an equity research analyst for Davis Selected Advisors from 2007 to 2018 and just under two years as a securities lawyer for Milbank, Tweed, Hadley & McCloy from 2005 to 2007. Mr. Chen received a Bachelor of Arts from the University of Chicago and a Juris Doctor from Georgetown University Law Center. We believe Mr. Chen’s strategic and management experience and institutional knowledge of FGI Industries qualify him to serve on our board of directors.
Todd Heysse. Mr. Heysse has been a director since 2021. He has served as Treasurer and Vice President of Corporate Finance at Facebook, Inc. (now Meta Platforms, Inc.) since October 2018. His primary responsibilities include leading the company's cash management, corporate finance, and business risk and insurance functions. Prior to this position, Mr. Heysse served as Vice President of Financial Planning & Analysis with Snap Inc. from December 2016 through December 2017 as well as various corporate finance and planning roles within Facebook, Inc.’s corporate finance team from 2011 to 2016. Mr. Heysse received a Bachelor of Science from Stanford University and a Master’s in Business Administration from Columbia Business School. We believe Mr. Heysse’s experience in corporate finance positions with large public companies, knowledge and expertise on public company disclosure requirements and investment management experience including evaluation and analysis of global public companies qualify him to serve on our board of directors.
Kellie Zesch Weir. Ms. Weir has been a director since 2021. She is a partner and a portfolio manager with Brown Advisory, a financial consulting company, where she provides individuals, families and institutions with strategic investment solutions and advice. Prior to joining Brown Advisory in 2017, Ms. Weir was a senior vice president and head of investment manager research at Chilton Trust Company, a wealth management company. Prior to this, she was a vice president at Birchwood Investments, a single family office where she managed alternative assets. Ms. Weir started her career at Cambridge Associates, where she provided investment advice to endowments and families. Ms. Weir received a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill, and she is also a Chartered Financial Analyst charter holder. We believe Ms. Weir’s experience in portfolio management and wealth management and expertise in environmental, social and governance initiatives and standards qualify her to serve on our board of directors.
Anagha Apte. Ms. Apte has been a director since 2024. She serves as the Senior Director, Ethics Counsel at eBay, Inc. since 2019. Prior to this, Ms. Apte served in ethics & compliance roles at Twitter, Inc. (now “X”) from 2016 to 2019 and Starwood Hotels & Resorts from 2013 to 2016. Ms. Apte started her career at Baker Hostetler LLP where she focused her practice on white collar criminal defense and commercial litigation. Ms. Apte received her Bachelor of Arts from the University of California, Los Angeles and a J.D. from Georgetown University Law Center. We believe Ms. Apte’s expertise in legal and compliance programs as well as her experience with public companies will be an asset to our board of directors.
Required Vote and Board Recommendation
The Board recommends that you vote “FOR” each of the five nominees to the Board. The election of each nominee requires the affirmative vote of a simple majority of votes cast, whether in attendance at the virtual meeting or by proxy, and entitled to vote at the meeting, provided that a quorum is present. Except as otherwise directed, the proxies will vote all valid proxies for each of the five nominees identified above.

CORPORATE GOVERNANCE
Director Independence
Our board of directors has determined that each of Todd Heysse, Kellie Zesch Weir and Anagha Apte are independent under applicable Nasdaq Stock Market LLC (“Nasdaq”) rules and, accordingly, none of our directors, with the exception of David Bruce and John Chen, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent under applicable Nasdaq rules. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our share capital by each non-employee director, and the transactions involving them. None of our directors are related to any other director, director nominee or executive officer of the Company.
Director Attendance at Annual Meetings
The Company does not have a formal annual meeting attendance policy.
Board Leadership Structure
We have separate individuals serving as Executive Chairman and as Chief Executive Officer because we believe independent directors and management have different perspectives and roles in strategy development. The Chief Executive Officer is responsible for setting the strategic direction of the Company and managing the day-to-day leadership and performance of the Company, while the Executive Chairman provides guidance to the Chief Executive Officer, sets the agenda for meetings of the Board and presides over meetings of the full Board. The Board also believes having an Executive Chairman is useful as it ensures that our Board leadership retains a close working relationship with management.
Risk Oversight
It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks applicable to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Audit Committee provides oversight of management with respect to risks primarily relating to the Company’s financial and accounting risks, and legal and compliance risks, including oversight of internal controls over financial reporting. In addition, the Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements. The Nominating and Corporate Governance Committee considers risks and best practices relating to corporate governance policies and procedures. The Board oversees management’s approach to managing cybersecurity risks, and regularly engages with relevant management on a range of cybersecurity-related topics, including the threat environment and vulnerability assessments as well as policies, practices, and updates on technology trends and regulatory developments. The full Board considers strategic risks and opportunities and regularly receives detailed reports from management and the Board committees, with respect to their areas of responsibility for risk oversight, including cybersecurity.
Policies as to Hedging and Company Securities
Our insider trading policy provides that Company directors, officers and other employees (and their designees) are prohibited from, among other things: (a) purchasing Company securities on margin or pledging Company securities; (b) short selling Company securities; (c) buying or selling put or call options on Company securities; (d) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of equity securities (i) granted to the individual by the Company as part of the compensation of the individual or (ii) held, directly or indirectly, by the individual; or (e) engaging in limit orders or other pre-arranged transactions that execute automatically, except for “same-day” limit orders and approved 10b5-1 plans. Certain family and household members and other persons or entities whose decisions are directed, influenced or controlled by a covered person are also subject to the prohibition.

Board and Committee Meetings
During 2024, the Board held five meetings. In addition, directors frequently communicate with each other informally and, when appropriate, take action by written consent of all directors, or in the case of an action that does not require shareholder approval, the number of directors required to take the action at a meeting, as permitted by applicable state law and the Company’s Certificate of Incorporation, as amended. Each director attended at least 75% of the meetings of Board and any committee on which they serve during the most recently completed fiscal year.
Committee Membership
The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The following table sets forth the current membership of each of the Board’s standing committees:

Board Committee
	Audit	Compensation	Nominating and Corporate Governance	Independent Director
David Bruce	—	—	—	—
John Chen	—	—	—	—
Todd Heysse	Chair	Member	—
Kellie Zesch Weir	Member	Chair	Member
Anagha Apte	Member	—	Chair
Our Board has evaluated independence for the members of each committee in accordance with Nasdaq listing standards and, with respect to the members of the Audit Committee, Rule 10A-3 of the Exchange Act. The membership and responsibilities of each committee complies with the independence requirements and listing requirements of Nasdaq.
Audit Committee
Under its charter, the Audit Committee must consist of at least three independent directors and its composition must otherwise satisfy Nasdaq and SEC requirements applicable to audit committees. The principal functions of the Audit Committee are to evaluate and review the Company’s financial reporting process and systems of internal controls. The Audit Committee evaluates the independence of the Company’s independent registered public accounting firm, recommends selection of the Company’s independent registered public accounting firm to the Board, approves fees to be paid to our independent registered public accounting firm, and reviews the Company’s financial statements with management and the independent registered public accounting firm. The Audit Committee has recommended to the Board the appointment of CBIZ CPAs P.C. to serve as the Company’s independent registered public accounting firm for 2025. The Audit Committee held four meetings during 2024.
Our Board has affirmatively determined that each of the members of the committee satisfy the additional independence requirements for audit committee members pursuant to the Nasdaq listing standards and the rules and regulations promulgated by the SEC. The Board has further determined that Mr. Heysse qualifies as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended.
Report of the Audit Committee
In accordance with its written charter adopted by the Board, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. A copy of the Audit Committee charter, which has been adopted by the Board and further describes the role and responsibilities of the Audit Committee, is available online in the “Investor Relations” section of our website at www.fgi-industries.com.

In discharging its duties, the Audit Committee:
(1)reviewed and discussed the audited financial statements included in the annual report on Form 10-K for 2024 with management;
(2)discussed with the independent auditors the matters required to be discussed by the applicable Public Company Accounting Oversight Board (“PCAOB”) standards and the SEC; and
(3)received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant matters relating to their independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.
Todd Heysse
Kellie Zesch Weir
Anagha Apte
Compensation Committee
Our Board has affirmatively determined that each of the members of the Compensation Committee satisfy the additional independence requirements for compensation committee members pursuant to the Nasdaq listing standards.
The Board has authorized the Compensation Committee to, among other duties, develop the Company’s compensation strategy, review compensation policies and plans for the Company’s executive officers, and administer the Company’s compensation plans. The Compensation Committee has engaged HR Enterprises, LLC as a compensation consultant to assist in determining the amount of compensation for executive officers. The Chief Executive Officer may give the Compensation Committee input in regard to the compensation of the other executive officers, but the Chief Executive Officer is not present during voting or deliberations relating to his own compensation. The Compensation Committee operates under a written charter approved by the Board, a copy of which is available in the “Investor Relations” section of our website at www.fgi-industries.com. The Compensation Committee held three meetings during 2024.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for oversight of our corporate governance policies and procedures, our codes of conduct and other corporate governance matters. In addition, our Nominating and Corporate Governance Committee makes recommendations to our Board regarding candidates for directorships and the size and composition of our Board and its committees. The Nominating and Corporate Governance Committee acts pursuant to a written charter approved by the Board, a copy of which is available in the “Investor Relations” section of our website at www.fgi-industries.com. The Nominating and Corporate Governance Committee held three meetings during 2024.
Director Nominations
The Nominating and Corporate Governance Committee is responsible for identifying and recommending director nominees for nomination by the full Board. Shareholders may recommend a nominee to be considered by the Nominating and Corporate Governance Committee by submitting a written proposal to the Chief Financial Officer, at 906 Murray Road, East Hanover, NJ 07936. Any notice of a shareholder nomination must satisfy the timing and content requirements of our Amended and Restated Articles of Association in respect of a Members' requisition and must be accompanied by a written statement from the proposed nominee consenting to being named as a nominee and to serve as a director if elected.
Should a new director be needed to satisfy specific criteria or to fill a vacancy, the Nominating and Corporate Governance Committee will initiate a search for potential director nominees, and it will seek input from other Board members, including the Chief Executive Officer and the Chairman of the Board, as well as any senior management or outside advisers that may be assisting in identifying and evaluating candidates. When selecting candidates for recommendation to the Board, the Nominating and Corporate Governance Committee considers the attributes of the candidates and the needs of the Board and reviews all candidates in the same manner, regardless of the source of the recommendation. In evaluating director nominees, the Nominating and Corporate Governance Committee seeks to confirm that candidates meet certain minimum qualifications, including being able to read and understand basic financial statements, being familiar with our business and industry, having sound judgement and integrity, reputation, and possessing the ability to work collegially with others. In addition, factors such as the following are also considered:
•appropriate size and backgrounds of the Board;
•needs of the Board with respect to particular talent and experience;
•knowledge, skills and experience of a nominee;
•experience in the Company’s industry and other business matters;
•the ability to devote sufficient time to the Board
•familiarity with legal and regulatory requirements;
•the desire to balance the benefit of continuity with the periodic integration of a fresh perspective provided by a new member.
The Nominating and Corporate Governance Committee does not have a formal diversity policy at this time. However, as summarized above, the Nominating and Corporate Governance Committee seeks to nominate candidates with a range of backgrounds, knowledge, experience, skills, expertise, and other qualities that will contribute to the overall effectiveness of the Board. Moreover, potential nominees are not discriminated against on the basis of sex, religion, national origin, sexual orientation, disability or other basis proscribed by law.

SHAREHOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS
Any shareholder wishing to communicate with the Board should send the communication, in written form, to our Vice President, Investor Relations and Corporate Development at the Company’s principal place of business at 906 Murray Road, East Hanover, NJ 07936. The Vice President, Investor Relations and Corporate Development will promptly send the communication to each member of the Board identified on the communication.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires that our directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) filing requirements were met for 2024.
EXECUTIVE OFFICERS
As of the date of this proxy statement, the executive officers of the Company consisted of the following individuals:

Name	Age	Position(s)
David Bruce	59	Chief Executive Officer, Director
John Chen	46	Executive Chairman, Director
Perry Lin	49	Chief Financial Officer
Jennifer Earl	50	President, FGI North America
Norman Kroenke	62	Executive Vice President, FGI Europe
The biographies for David Bruce and John Chen, our Chief Executive Officer and President and Executive Chairman, respectively, are set forth above under Proposal One – Election of Directors. Bob Kermelewicz, formerly our Executive Vice President of FGI Industries, transitioned to the role of Sales Director as of the close of December 31, 2024 and ceased to be an executive officer of the Company as of such time.
Perry Lin. Mr. Lin has served as our Chief Financial Officer since our incorporation. Prior to his election, Mr. Lin served as Vice President of Corporate Finance for FGI Industries from 2020 until 2021. Prior to that, Mr. Lin was a Corporate Controller for FGI Industries from 2011 until 2019. In his previous roles at FGI, Mr. Lin was responsible for all aspects of FGI Industries’ financial planning, accounting, reporting and cash flow management. Prior to joining FGI Industries, Mr. Lin served as audit manager at KPMG for ten years. Mr. Lin received a Bachelor’s degree in Accounting from Tamkang University in Taiwan and a Master’s in Business Administration from Quincy University. Mr. Lin is also a certified public accountant and a member of the American Institute of Certified Public Accountants.
Jennifer Earl. Jennifer Earl is the President of FGI North America since January 2025. Prior to this, she was Executive Vice President, FGI Canada from January 2022. Prior to her positions with the Company, Ms. Earl worked at Foremost for 23 years in various roles including sales, product development, and marketing. Prior to Foremost she spent 7 years working in the kitchen and bath retail sectors.
Norman Kroenke. Norman Kroenke is the Executive Vice President of FGI Europe. Prior to this, Mr. Kroenke served as the Executive Vice President of FGI International GmbH & Co. KG (“FGI Germany”), a position he held for over 15 years, during which time he focused on building a European sales presence for FGI Germany’s sanitaryware platform. From 1995-2005 Mr. Kroenke was a member of the management board for Sanitop, the biggest wholesale sanitaryware-provider in Germany.

PROPOSAL 2:
REVERSE SHARE SPLIT
Authorizing the Board to effect one or more reverse share splits of the Company’s ordinary shares at a ratio of not less than 1 for 2 and not more than 1 for 15.
General
The Board believes that it is in the best interest of the Company and the shareholders and is hereby soliciting shareholder approval to effect one or more reverse share splits of all the Company’s ordinary shares to be consolidated at a ratio of not less than 1-for-2 and not more than 1-for-15, inclusive, whereby, except as explained below with respect to fractional shares, on the effective date, all of the Company’s issued and unissued ordinary shares will be, automatically and without any action on the part of the shareholders, combined, consolidated, converted and changed into new ordinary shares in accordance with the reverse share split ratio, which shall be determined by the Board, or any duly constituted committee thereof, in its discretion with such consolidated ordinary shares having the same rights and being subject to the same restrictions (save as to par value) as the existing ordinary shares in the capital of the Company as set out in the Amended and Restated Memorandum and Articles of Association. If the shareholders approve the Reverse Split Proposal, the Board, or any duly constituted committee thereof, will have the authority, but not the obligation, in its sole discretion, and without further action on the part of the shareholders, to determine each reverse share split ratio within the approved range and to effect one or more reverse share split at any time after the approval of the shareholders.
The Board believes that shareholder approval of an exchange ratio range (rather than an exact exchange ratio) in connection with the Reverse Split Proposal provides the Board with maximum flexibility to achieve the purposes of any such reverse share split that may be effected. If shareholders approve the Reverse Split Proposal, a reverse share split will only be effected, if at all, upon a determination by the Board, or any duly constituted committee thereof, that a reverse share split is in the Company’s and the shareholders’ best interests at that time. In connection with any determination to effect a reverse share split, the Board or any duly constituted committee thereof, will set the time for such a split and select a specific exchange ratio within the approved range by approving resolutions and filing an extract of the relevant shareholders’ minutes and directors’ resolution with the Registrar of Companies in the Cayman Islands informing them of the share split ratio and the resulting change in the number of authorized ordinary shares and the par value (such date, the “Effective Time”). The determination will be made by the Board with the intention to create the greatest marketability of the Company’s ordinary shares based upon prevailing market conditions at that time. The Board reserves its right to elect not to proceed, and abandon, any reverse share split if it determines, in its sole discretion, that implementing such reverse share split is not in the best interests of the Company and its shareholders.
Any one director or officer of the Company is to be authorized, for and on behalf of the Company, to do all such other acts or things necessary or desirable to implement, carry out, and give effect to the Reverse Share Split, if and when deemed advisable by the Board in its sole discretion.
Purpose
The purpose for seeking approval to effect the reverse share split is to increase the market price of our ordinary shares. The Company believes that effecting one or more reverse share splits will help achieve compliance with the minimum bid price requirement for continued inclusion on The Nasdaq Stock Market (“Nasdaq”) under Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”). On September 6, 2024, the Company received written notification from the New York Stock Exchange indicating that Company is not in compliance with the continued listing requirement in Rule 5550(a)(2). We cannot assure you that, following any reverse share split, we will be able to maintain the required minimum bid price required for continued listing on Nasdaq. Also, we cannot assure you that an active and liquid public market for our ordinary shares will exist. Further, notwithstanding the minimum bid price requirement, the listing of our shares on Nasdaq may be halted or discontinued if we are unable to maintain other Nasdaq listing requirements or for various other reasons,
The Board intends to effect one or more reverse share splits in connection with the Reverse Split Proposal only if it believes that a decrease in the number of ordinary shares outstanding is likely to improve the trading price for the Company’s ordinary shares, and if needed in order maintain compliance with the Nasdaq rules and only if the implementation of a reverse share split is determined by the Board to be in the best interests of the Company and its shareholders. There can be no assurance that any reverse share split, if and when implemented, will achieve any of the desired results. There also can be no assurance that the Company will be successful in maintaining compliance with the New York Stock Exchange requirements or that the price per share of the Company’s ordinary shares immediately after any such reverse share split, if implemented, will increase proportionately with any reverse share split, or that any increase will be sustained for any period of time.
Fractional Shares
Shareholders would not receive fractional ordinary shares in connection with the reverse share split. Instead, the transfer agent would aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those shareholders who would otherwise be entitled to receive a fractional share as a result of the reverse share split. We expect that the transfer agent would conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional ordinary shares. After the transfer agent’s completion of such sale, shareholders who would have been entitled to a fractional share would instead receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total proceeds of that sale net of any brokerage costs incurred by the transfer agent to sell such shares.
Shareholders would not be entitled to receive interest for the period of time between the Effective Time and the date payment is made for their fractional share interest. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.
If you believe that you may not hold sufficient ordinary shares at the Effective Time to receive at least one share in the reverse share split and you want to continue to hold our ordinary shares after the reverse share split, you may do so by either:
•purchasing a sufficient number of ordinary shares; or
•if you have ordinary shares in more than one account, consolidating your accounts;
in each case, so that you hold a number of ordinary shares in your account prior to the reverse share split that would entitle you to receive at least one ordinary share in the reverse share split. Ordinary shares held in registered form and in “street name” (that is, through a broker, bank or other holder of record) for the same shareholder will be considered held in separate accounts and will not be aggregated when effecting the reverse share split.
Effect on Ordinary Shares and Par Value
If the reverse share split is approved by our shareholders and our Board decides to implement the reverse share split, as of the Effective Time, all ordinary shares (issued and unissued) will automatically be combined into new ordinary shares in accordance with the reverse share split ratio and our ordinary shares will have a new CUSIP number. Additionally, the number of authorized ordinary shares would be reduced and the par value of all of the ordinary shares would be adjusted, each proportionate to the reverse share split ratio.
Effect on Outstanding Equity Awards, Warrants, and Equity Plans
If the reverse share split is approved by our Shareholders and our Board of Directors decides to implement the reverse share split, as of the Effective Time, proportionate adjustments will be made to (i) the number of ordinary shares subject to all then-outstanding equity awards and warrants, such that fewer shares would underly such awards and warrants (ii) the exercise price of all then-outstanding options and warrants, such that the per share exercise price of each such option and warrant would be increased, and (iii) the number of ordinary shares available for issuance under the 2021 Equity Incentive Plan and the 2021 Employee Stock Purchase Plan, such that fewer shares will be subject to such plans.

Illustration
For purposes of illustration, the following table contains approximate information relating to our ordinary shares if the reverse share split is effected at a ratio of 1-for-2, 1-for-5 or 1-for-15 based on share information as of the close of business on March 31, 2025.

	Pre-Reverse Split	1-for-2	1-for-5	1-for-15
Authorized Ordinary Shares, Issued	9,589,503	4,794,751	1,917,900	639,300
Authorized Ordinary Shares, Unissued	190,410,497	95,205,248	38,082,099	12,694,033
Reserved for future issuance pursuant to employee benefit plans	2,332,928	1,166,463	466,585	155,528
Reserved for future issuance pursuant to outstanding equity based awards	1,635,545	817,772	327,109	109,036
Number of shares issuable upon exercise of outstanding warrants	2,550,000	1,275,000	510,000	170,000
Accounting Consequences
The reverse share split will not have an effect on the stated capital attributable to ordinary shares on our balance sheet because the par value of each of the ordinary shares will be increased by the same ratio as the ratio contemplated by the reverse share split. Reported net income or loss per ordinary share and book value per ordinary share will be higher because there will be fewer ordinary shares.
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following is a summary of the material U.S. federal income tax consequences of an implemented reverse stock split to U.S. Holders (as defined below) that hold our ordinary shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code, the Treasury regulations promulgated thereunder, and administrative rulings, pronouncements and court decisions in effect as of the date of this proxy statement, all of which may be subject to change, possibly with retroactive effect. No assurance can be given that the Internal Revenue Service (the “IRS”) will agree with the consequences described in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. No advance tax ruling has been or will be sought or obtained from the IRS regarding the tax consequences of the reverse stock split. This summary assumes that we are a foreign corporation that is not a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of our ordinary shares that is (a) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (b) an entity that is classified for U.S. federal income tax purposes as a corporation and that is organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) the administration of which is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more “United States persons” as described in Section 7701(a)(30) of the Code (“United States persons”), or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.
This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders in light of their particular circumstances or that may be relevant to certain beneficial owners that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt or governmental organizations, S corporations, partnerships and other pass through entities (and investors therein), mutual funds, insurance companies, banks, thrifts and other financial institutions, dealers in securities, brokers or traders in securities, commodities or currencies that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans or other tax deferred accounts, persons who hold our ordinary shares as part of a straddle, hedge, constructive sale, wash sale, synthetic security, conversion, or other integrated transaction, persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451 of the Code, persons that own or are deemed to own 10% or more of our shares (by vote or value), persons holding our ordinary shares in connection with a trade or business conducted outside of the United States or in connection with a permanent establishment or other fixed place of business outside of the United States, U.S. Holders that have a functional currency other than the U.S. dollar, and persons who acquired our ordinary shares as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan). Furthermore, this summary does not discuss any alternative minimum tax consequences or the Medicare contribution tax on net investment income and does not address any aspects of U.S. state or local or non-U.S. taxation.
If an entity or arrangement classified for U.S. federal income tax purposes as a partnership owns our ordinary shares, the tax treatment of a member of the entity or party to such an arrangement will depend on the status of the member and the activities of the entity and such member. The tax treatment of such an entity or arrangement, and of any member of such an entity or party to such an arrangement, is not addressed in this summary. Any entity or arrangement that is classified for U.S. federal income tax purposes as a partnership and that owns our ordinary shares, and any members of such an entity and parties to such an arrangement, are encouraged to consult their respective tax advisors.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. U.S. HOLDERS OF OUR ORDINARY SHARES ARE ENCOURAGED TO SEEK ADVICE FROM THEIR OWN TAX ADVISORS REGARDING THE INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TAKING INTO ACCOUNT THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL INCOME, ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
We intend for any reverse stock split to qualify as a “recapitalization” for U.S. federal income tax purposes and, consequently, as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code. Assuming a reverse stock split so qualifies:
•a U.S. Holder will not recognize gain or loss as a result of such reverse stock split, except with respect to any cash received in lieu of a fractional ordinary share;
•the aggregate tax basis of our ordinary shares received by a U.S. Holder in such reverse stock split will be equal to the aggregate tax basis of the ordinary shares surrendered in exchange therefor (excluding any portion of such basis allocable to a fractional ordinary share);
•the holding period of our ordinary shares received by a U.S. Holder in such reverse stock split will include the holding period of the ordinary shares exchanged therefor;
•a U.S. Holder that receives cash in lieu of a fractional ordinary share pursuant to such reverse stock split will generally be treated as having received the fractional ordinary share pursuant to such reverse stock split and then as having sold such fractional ordinary share for cash to a third party and, accordingly, should recognize taxable capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of such U.S. Holder’s aggregate adjusted tax basis in the surrendered ordinary shares that is allocated to such fractional ordinary share; and
•any such capital gain or loss will be long-term capital gain if the surrendered ordinary shares were held for more than one year at the time of such reverse stock split.
U.S. Treasury regulations provide detailed rules for allocating the tax basis and holding period among our ordinary shares acquired by a shareholder on different dates and at different prices. U.S. Holders that acquired our ordinary shares on different dates or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period among such ordinary shares.
Payments of cash made in lieu of a fractional ordinary share may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each U.S. Holder of our ordinary shares that does not otherwise establish an exemption from backup withholding should furnish, generally on IRS Form W-9, its taxpayer identification number and comply with the applicable certification procedures.
Backup withholding is not an additional tax and amounts withheld will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders of our ordinary shares should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Procedures for Effecting Reverse Share Split
As soon as practicable after the effective date of the reverse share split, the Company’s shareholders will be notified that the reverse share split has been effected.
Registered “Book-Entry” Holders of Ordinary Shares
As all of the outstanding ordinary shares are held in book-entry form, you will not need to take any action to receive post-reverse share split ordinary shares. As soon as practicable after the Effective Time, the Company’s transfer agent will send to your registered address a transmittal letter along with a statement of ownership indicating the number of post-reverse share split ordinary shares you hold. If applicable, a check representing a cash payment in lieu of fractional shares will also be mailed to your registered address as soon as practicable after the Effective Time (see “—Fractional Shares”).
Beneficial Holders of Ordinary Shares
Upon the implementation of the reverse share split, we intend to treat ordinary shares held by shareholders in “street name” (i.e., through a bank, broker, custodian, or other nominee), in the same manner as registered “book-entry” holders of our ordinary shares. Banks, brokers, custodians or other nominees will be instructed to effect the reverse share split for their beneficial holders holding our ordinary shares in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered shareholders for processing the reverse share split and making payment for fractional shares. If a shareholder holds our ordinary shares with a bank, broker, custodian, or other nominee and has any questions in this regard, shareholders are encouraged to contact their bank, broker, custodian, or other nominee.
Certain Risk Factors Associated with the Reverse Share Split
A reverse share split may negatively impact the market for our ordinary shares.
Factors such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our ordinary shares. As a result, there can be no assurance that the total market capitalization of our ordinary shares after the proposed reverse share split will be equal to or greater than the total market capitalization before the proposed reverse share split or that the per share market price of our ordinary shares following the reverse share split will increase in proportion to the reduction in the number of ordinary shares outstanding before the reverse share split. A decline in the market price of our ordinary shares after the reverse share split may result in a greater percentage decline than would occur in the absence of a reverse share split, and the liquidity of our ordinary shares could be adversely affected following such a reverse share split.
In addition, the reverse stock split may increase the number of shareholders who own odd lots (less than 100 shares), depending on the final ratio. Shareholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.
Vote Required for Approval
The affirmative “FOR” vote from a majority of the votes cast at the Annual General Meeting is required to approve the Reverse Split Proposal.
The Board Recommends a Vote “FOR” the Reverse Split Proposal.

PROPOSAL 3:
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Marcum LLP (“Marcum”) had served as our independent registered public accounting firm since 2020. On November 1, 2024, CBIZ CPAs P.C. (“CBIZ”) acquired the attest business of Marcum. Subsequent to the filing of the Company’s preliminary proxy statement on April 18, 2025 and as further described in the Company’s Current Report on Form 8-K as filed with the SEC on April 23, 2025, Company was notified by Marcum that it was resigning as the Company’s independent registered public accounting firm. The Board, acting on the recommendation of its Audit Committee, has selected CBIZ as the Company’s independent registered public accounting firm for 2025. As a result of the appointment of CBIZ as the Company’s independent registered public accounting firm as successor to Marcum following CBIZ’s acquisition of Marcum, Proposal 3 at the Annual Meeting – the ratification of the selection of the Company’s independent registered public accounting firm – has been updated to reference CBIZ where applicable.
Notwithstanding its selection of CBIZ, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. If the appointment of CBIZ is not ratified by our shareholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm.
A representative of CBIZ is expected to be present at the meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions regarding preparation of the Company’s financial statements.
Independent Registered Public Accounting Firm Fees
The following table presents fees billed by Marcum to the Company for the audit of the Company’s annual financial statements, the review of the Company’s interim financial statements, and various other audit and non-audit services provided for the fiscal years identified:

Category	2024	2023
	USD	USD
Audit Fees(a)	$440,000	$440,000
Audit-Related Fees(b)	27,500	25,000
Tax Fees(c)	—	—
All Other Fees	—	—
Total	$467,500	$465,000
_________________________________________________
(a)Includes professional services rendered for the audit of the Company's annual financial statements and review of financial statements included in Forms 10-Q, or services normally provided in connection with statutory and regulatory filings (i.e., attest services required by FDICIA or Section 404 of the Sarbanes-Oxley Act), including out-of-pocket expenses.
(b)Audit-related fees represent fees for services relating to comfort letters, consents and registration statement filings.
(c)Tax fees consist of professional fees primarily for tax compliance services.
Marcum did not provide any other services to the Company in the periods covered other than those summarized above.
Audit Committee Pre-Approval
Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm or any other auditing or accounting firm. During the year, circumstances may arise that could require the engagement of the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, we will obtain pre-approval of the Audit Committee before engaging the independent registered public accounting firm.
All audit services and audit-related services incurred during 2024, as applicable, were pre-approved by our Audit Committee.

Required Vote and Board Recommendation
The Board recommends that you vote “FOR” the ratification of the appointment of Marcum as the Company’s independent registered public accounting firm. Approval of the proposal requires the affirmative vote of a majority of the voting power of the shareholders present, whether in attendance at the virtual meeting or by proxy, and entitled to vote at the meeting, provided that a quorum is present.
EXECUTIVE COMPENSATION
The following discussion focuses on compensation paid for 2024 to the following named executive officers, as defined under U.S. Securities and Exchange Commission rules (the “Named Executive Officers” or “NEOs”):
•David Bruce, Chief Executive Officer;
•John Chen, Executive Chairman;
•Bob Kermelewicz, Executive Vice President, FGI Industries
Executive Compensation Components for 2024
We provide a compensation package to our executive officers, including base salary, bonus incentive compensation, certain perquisites and participation in benefit arrangements that are generally available to all salaried employees, such as health and retirement plans, automobile allowance and life insurance premiums. We have also periodically awarded our executive officers with long-term equity incentive grants in the form of share options. Our executives are eligible to participate in any employee benefit plan that provides opportunities to earn equity incentive compensation. Accordingly, our executives are eligible to participate in our equity incentive plans or employee share purchase plans, and the Board may grant equity awards to the executives thereunder.
Base Salary
Salaries for our executive officers are determined and paid on an annual basis and, for 2024, were established by our Compensation Committee in accordance with the terms of any executive officer’s employment agreement with the Company.
Mr. Bruce had an annual base salary of $300,000 in 2024. His employment agreement also provides the chief executive officer with a monthly car allowance.
Mr. Chen had an annual base salary of $200,000 in 2024.
Mr. Kermelewicz had an annual base salary of $271,421 in 2024, pursuant to an employment agreement with Mr. Kermelewicz entered into on January 24, 2022 that provided for Mr. Kermelewicz’s continued service as the Company’s Executive Vice President, USA. On November 5, 2024, Mr. Kermelewicz reached mutual agreement regarding his transition from Executive Vice President, FGI Industries to Sales Director, effective at the close of December 31, 2024.
The Compensation Committee references publicly available data in establishing base salaries of executive officers following our initial public offering. The Compensation Committee also considers the Chief Executive Officer’s recommendations as to compensation for the Company’s other executive officers. The Compensation Committee uses a subjective process to set base salaries and does not specifically weight any factors. Based upon the information reviewed, the Compensation Committee sets the compensation for each executive officer. The Chief Executive Officer is not present during the committee’s deliberations or voting on his compensation.
Management Incentive Plan
The Company maintains an annual bonus plan under which our Named Executive Officers, together with other executives and key employees of the Company, are eligible to earn an annual bonus based on the level of achievement of corporate objectives, individual objectives, or a combination of the two. In March and April 2023, the Compensation

Committee established incentive bonus targets for executive officers of the Company, including the Named Executive Officers to provide an opportunity for each participant to earn a cash bonus based on performance against established objectives. For 2023, the payout for each of our Named Executive Officers was determined based on the level of achievement of corporate objectives. MIB awards for Messrs. Bruce and Chen were based 70% on revenue targets and 30% on Adjusted Net Income targets. The MIB award for Mr. Kermelewicz was based on a combination of gross sales, profit, earnings before interest and taxes (“EBIT”) margin and gross margin return on investment (“GMROI”) for the company’s U.S, business. 2024 performance was below threshold levels for the weighted average of the relevant metrics, and thus, no portion of the MIB award vested for any Named Executive Officer.
Equity Compensation
The Company maintains the 2021 Equity Incentive Plan to assist in attracting, retaining, motivating and rewarding certain key employees, officers, directors, and consultants, including the Named Executive Officers, which promotes the creation of long-term value for shareholders by closely aligning the interests of such individuals with those of our shareholders.
In 2024, our Named Executive Officers received a mix of share options and performance stock units (“PSUs”). For 2024, Messrs. Bruce and Chen received share option grants vesting based on the achievement of Revenue, Adjusted Net Income and ROIC (30%, 20%, 50%, respectively) over the relevant performance period. 2024 performance was below the weighted average of the metrics, and thus, no portion of the share option grants vested for Messrs. Bruce and Chen. The PSUs for all Named Executive Officers vest based on ROIC over a three-year vesting period.
Perquisites and Other Benefits
We believe that providing limited perquisites to our executive officers is beneficial because it improves our ability to retain qualified leaders and is consistent with the practice of similarly sized companies in our industry. Our executive officers are eligible to participate in our group health, disability and life insurance plans and receive matching contributions to a 401(k) plan, which are benefits that are generally available to all of our full-time employees. The goal of these programs is to promote health and welfare benefits.
Employment Agreements
In connection with our initial public offering, we entered into employment agreements with our Chief Executive Officer and Chief Financial Officer. The following is a summary of the material terms of such employment agreements.
David Bruce
On January 24, 2022, we entered into an employment agreement with our chief executive officer. Under this agreement, Mr. Bruce is entitled to an annual base salary and such discretionary performance bonuses as the Compensation Committee may determine, from time to time, in its sole discretion. The base salary is reviewed annually by our compensation committee and board of directors. The executive is also eligible to participate in any bonus and incentive programs available to executives and may be eligible for share option grants under our Employee Stock Purchase Plan or equity grants under the 2021 Equity Plan. The employment agreement also provides the executive with a car allowance, health club membership and supplemental life insurance policy coverage. The employment agreement may be terminated by the executive or our company without cause on 90 days prior written notice.
The employment agreement may be terminated by the executive or our company without cause on 90 days prior written notice but may be terminated by our company immediately for cause. If employment is terminated by our company without cause, the executive will be entitled to receive, in return for a timely executed and delivered release and continued compliance with executive’s confidentiality and non-competition covenants, (i) an aggregate amount equal to one year of his base salary, which will be payable in the same amounts and at the same intervals as if the employment period had not ended, (ii) a pro-rated portion of any annual bonus that executive would have been entitled to had his employment not be terminated and (iii) if he timely elects continued coverage pursuant to COBRA, payment of his share of the premium cost at the same rate as for active employees of our company for up to 12 weeks following the termination date.

If the employment is terminated for cause, or in the case of the executive’s death or disability, the executive will only be entitled to his base salary through the termination date, plus any accrued and unpaid incentive award as of the termination date. For purposes of these employment agreements, “cause” means any one of the following: (i) executive’s willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of the employment agreement which results in a material loss to our company or any affiliate; (ii) executive’s conviction of a crime or act involving moral turpitude or a final judgment rendered against executive based upon actions of executive which involve moral turpitude; (iii) executive’s failure to comply with our policies, procedures, practices or directions, as determined by us or our board of directors in its sole discretion; (iv) any other reason recognized as “cause” under applicable law; (v) executive’s commission of fraud, embezzlement, theft or misappropriation of any monies, assets or properties of our company or any of our parents, subsidiaries, affiliates or employees; (vi) conviction of, or plea of nolo contendere to, any felony; or (vii) executive’s material breach of the employment agreement. No act, or failure to act, on executive’s part shall be “willful” unless done, or omitted to be done, in bad faith and without reasonable belief that the action or omission was in the best interests of our company or its affiliates.
Robert Kermelewicz
On January 24, 2022, we entered into an employment agreement with our Mr. Kermelewicz as our Executive Vice President, USA. Under this agreement, the Mr. Kermelewicz is entitled to an annual base salary and such discretionary performance bonuses as the Compensation Committee may determine, from time to time, in its sole discretion. The base salary is reviewed annually by our compensation committee and board of directors. The executive will also be eligible to participate in any bonus and incentive programs available to executives, and may be eligible for share option grants under our Employee Stock Purchase Plan or equity grants under the 2021 Equity Plan. The employment agreement also provides executive with a car allowance and the Company will maintain a life insurance policy on Mr. Kermelewicz of no less than $100,000.
The employment agreement may be terminated by the executive or our company without cause on 90 days prior written notice, but may be terminated by our company immediately for cause. If employment is terminated by our company without cause, the executive will be entitled to receive, in return for a timely executed and delivered release and continued compliance with executive’s confidentiality and non-competition covenants, (i) an aggregate amount equal to one year of his base salary, which will be payable in the same amounts and at the same intervals as if the employment period had not ended, (ii) a pro-rated portion of any annual bonus that executive would have been entitled to had his employment not be terminated and (iii) if he timely elects continued coverage pursuant to COBRA, payment of his share of the premium cost at the same rate as for active employees of our company for up to 12 weeks following the termination date.
If the employment is terminated for cause, or in the case of the executive’s death or disability, the executive will only be entitled to his base salary through the termination date, plus any accrued and unpaid incentive award as of the termination date. For purposes of these employment agreements, cause means any one of the following: (i) any act or omission of executive, including, but not limited to misconduct, negligence, unlawfulness, dishonesty, inattention to the business, conflict of interest or competitive business activities, which, as determined by our company or our board of directors, in its sole discretion, may be detrimental to our interests; (ii) executive’s failure to comply our policies, procedures, practices or directions, as determined by our company or our board of directors in its sole discretion; (iii) any other reason recognized as “cause” under applicable law; (iv) executive’s commission of fraud, embezzlement, theft or misappropriation of any monies, assets or properties of our company or any of our parents, subsidiaries, affiliates or employees; (v) conviction of, or plea of nolo contendere to, any felony; or (vi) executive’s breach of the employment agreement.

Summary Compensation Table
The following table provides information regarding the compensation earned for 2024 and 2023 by our Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Share Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
David Bruce	2024	311,539	—	195,000	195,000	—	30,650	732,189
Chief Executive Officer	2023	300,000	45,000	90,000	90,000	—	27,844	552,844
John Chen	2024	207,692	—	180,000	180,000	—	12,702	580,394
Executive Chairman	2023	200,000	30,000	60,000	60,000	—	—	350,000
Robert Kermelewicz	2024	278,335	—	54,284	7,828	—	8,901	349,348
Executive Vice President	2023	256,546	14,534	51,840	7,673	—	8,571	339,164
_________________________________________________
(1)The value of restricted share units in this table represents the fair value of such awards granted during the fiscal year, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”). The assumptions used to determine the valuation of the awards are discussed in Note 10 to our audited financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2024. Assuming maximum payout on the achievement of the highest level of performance for the 2024 share awards, the value of the award at the grant date was $195,000 for Mr. Bruce, $180,000 for Mr. Chen, and $54,284 for Mr. Kermelewicz.
(2)The value of option awards in this table represents the fair value of such awards granted during the fiscal year, as computed in accordance with Topic 718. The assumptions used to determine the valuation of the awards are discussed in Note 10 to our audited financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2024. Assuming maximum payout on the achievement of the highest level of performance for the 2024 option awards, the value of the award at the grant date was $195,000 for Mr. Bruce, $180,000 for Mr. Chen, and $7,828 for Mr. Kermelewicz.
(3)For Mr. Bruce, amounts included in “All Other Compensation” include a car allowance totaling $14,400, $14,000 and $20,033 in 2024, 2023 and 2022, respectively (including a down payment).

Outstanding Equity Awards at December 31, 2024
The following table sets forth certain information regarding equity awards granted to our Named Executive Officers and outstanding as of December 31, 2024:

		Option Awards					Share Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares That Have Not Vested ($)(5)
David Bruce	3/22/2024(1)	—	—	—	—	—	—	—	130,000	101,400
	3/22/2024(2)	—	—	231,042	1.50	3/22/2034	—	—	—	—
	3/29/2023(1)	—	—	—	—	—	—	—	43,373	33,831
	5/13/2022(3)	42,393	30,280	—	2.26	5/13/2032	—	—	—	—
	3/30/2022(3)	25,011	2,386	—	3.07	3/30/2032	—	—	—	—
	1/24/2022(4)	—	—	—	—	—	11,000	8,580	—	—
John Chen	3/22/2024(1)	—	—	—	—	—	—	—	120,000	93,600
	3/22/2024(2)	—	—	120,000	1.50	3/22/2034	—	—	—	—
	3/29/2023(1)	—	—	—	—	—	—	—	28,916	22,554
	5/13/2022(1)	28,262	20,187	—	2.26	5/13/2032	—	—	—	—
	3/30/2022(3)	21,427	1,948	—	3.07	3/30/2032	—	—	—	—
	1/24/2022(4)	—	—	—	—	—	8,917	6,955	—	—
Robert Kermelewicz	4/12/2024(1)	5,930	—	—	1.32	4/12/2034	—	—	—	—
	3/22/2024(1)	—	—	—	—	—	—	—	36,189	28,227
	5/12/2023(2)	—	—	—	—	—	—	—	27,429	21,395
	5/12/2023(3)	3,063	2,745	—	1.89	5/12/2033	—	—	—	—
	4/13/2023(3)	928	3,243	—	1.74	4/13/2033	—	—	—	—
	4/13/2022(5)	3,609	451	—	2.52	4/13/2032	—	—	—	—
	1/24/2022(4)	—	—	—	—	—	8,084	6,306	—	—
_________________________________________________
(1)    Represents a performance-based restricted stock unit award. Contingent on certain performance criteria being met over a three year performance period from the grant year. Number of shares shown assumes payout at target performance.
(2)    Represents a performance-based stock option award, which is contingent on certain performance criteria being met as well as continued employment on the applicable schedule, which is one-third of the shares vested on the first anniversary of grant date then 1/36 in equal monthly installments over the next two years. Number of options shown assumes payout at target performance.
(3)    Represents a service-based non-qualified stock option award which vests as to one-third of the shares on the first anniversary of the grant date then in 24 equal monthly installments thereafter.
(4)    Represents a service-based restricted stock unit award. Vests in three equal installments in the first, second and third anniversary of the grant date.
(5)    Represents a performance-based stock option award pursuant to which 4,060 options were earned based on performance. The options remain subject to vesting based on continued employment on the applicable schedule, which is one-third of the shares vested on the first anniversary of grant date then 1/36 in equal monthly installments over the next two years.
(6)    The market value of these unvested awards was calculated using the closing price of our ordinary shares as of December 31, 2024, the last trading day of the year, which was $0.78.
Policies and Procedures Related to the Grant of Certain Equity Awards
The Compensation Committee’s practice, including in 2024, is to grant stock options and other equity awards under the long-term incentive plan following the Company’s public release of its earnings results for the most recently completed fourth quarter and fiscal year. In 2024, that date was several business days prior to the date the Company filed its Annual Report on Form 10-K, which we believe did not include additional material information beyond what was disclosed in its earnings release.
Consistent with this practice, on March 20, 2024, the Company released its earnings results announcing its fourth quarter and full year financial results for the year ended December 31, 2023. The Compensation Committee granted annual stock options on March 22, 2024, in an open trading window two business days following the earnings release. The Compensation Committee believes this represents a sufficient amount of time for the public markets to absorb the

Company’s earnings results prior to the grant date. Accordingly, the Company does not take material non-public information (“MNPI”) into account when determining the timing and terms of the option awards and has not timed the disclosure of MNPI with the purpose of affecting the value of the options awards.
The following table contains information required by Item 402(x)(2) of Regulation S-K about stock options granted to the executive officers in fiscal 2024 during the period from four business days before to one business day after the filing of the Annual Report on Form 10-K for the year ended December 31, 2023, as described above. Though these options grants were made within four business days of the filing of the Company’s Form 10-K, the Company’s trading window was open and the filing of the Form 10-K was not believed to be a release of material, nonpublic information.

Name	Grant Date	Number of Securities Underlying the Award	Exercise Price of the Award	Grant Date Fair Value of the Award
Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of MNPI and the trading day beginning immediately following the disclosure of MNPI(1)

David Bruce	3/22/2024	130,000	$1.50	195,000	0.54%
John Chen	3/22/2024	120,000	$1.50	180,000	0.54%
_________________________________________________
(1)    The table requires disclosure of these option grants; however, we do not believe that the heading of this column applies as we believe that the Annual Report on Form 10-K for the year ended December 31, 2023 did not contain any material, non-public information as the material information about the fiscal year was reported when we released earnings on March 20, 2024.
DIRECTOR COMPENSATION
We pay our non-employee directors $40,000 in cash annually, along with an annual share option award in an amount to be determined by the compensation committee from time to time. In 2024, each director was given performance-based restricted stock units with a grant date fair value of $12,000. The chairs of the nominating and corporate governance and compensation committees will receive an additional $10,000 in cash annually, and the audit committee chair will receive an additional $15,000 in cash annually. Members of each committee other than the chair will receive an additional $3,000 in cash annually.
The following table provides information regarding compensation paid to and earned by non-employee directors during 2024:

	Fees Earned or Paid in Cash	Stock Awards	Total
Non-Employee Director	($)	($)(1)	($)
Jae Chung(2)	16,154	12,000	28,154
Todd Heysse	58,000	12,000	70,000
Kellie Zesch Weir	55,212	12,000	67,212
Anagha Apte(3)	37,712	—	37,712
_________________________________________________
(1)    This column lists the aggregate grant date fair value of performance-based restricted stock awards awarded to directors pursuant to the 2021 Plan, computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718. The assumptions used to determine the valuation of the awards are discussed in Note 10 to our audited financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2024.
(2)    Mr. Chung resigned as a member of our Board on April 1, 2024 to become our Senior Vice President, Investor Relations and Corporate Development.
(3)    Ms. Apte joined our Board on April 1, 2024.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information concerning equity compensation arrangements as of December 31, 2024:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,635,545(a)	$1.82 per share	1,451,337(b)
Equity compensation plans not approved by security holders	—	—	—
Total	1,635,545	$1.82 per share	1,451,337
_________________________________________________
(a)Of these shares, 630,334 were subject to non-qualified share options, 61,250 were subject to unvested restricted share units and 414,326 were subject to unvested performance-based restricted share units at target and 529,635 were subject to unvested performance-based options at target.
(b)1,451,337 of these shares were available for issuance under our 2021 Equity Plan and 881,591 were available under our Employee Stock Purchase Plan (“ESPP”). The number of shares of common stock reserved for issuance under the 2021 Equity Plan will automatically increase on January 1 of each year, beginning January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (i) 1% of the total number of shares outstanding as of December 31 of the immediately preceding calendar year, or (ii) 300,000 shares, or a lesser number of shares determined by our Board. The number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (i) 1% of the total number of shares outstanding as of December 31 of the immediately preceding calendar year, or (ii) 300,000 shares, or a lesser number of shares determined by our Board.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of transactions since January 1, 2023 to which we have been a party, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or holders of more than 5% of our share capital, or an affiliate or immediate family member of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements for our directors and executive officers, which are described in “Executive Compensation.”
Reorganization
In connection with our internal restructuring and spin-out from Foremost Groups Ltd. (“Foremost”) prior to our IPO (the “Reorganization”), we are party to several supply, manufacturing and purchase agreements with Foremost and its affiliates. Foremost, our parent entity, holds approximately 71% of our ordinary shares as of the date of this report.
Shared Services Agreements
On January 14, 2022, FGI Industries Inc., a wholly-owned subsidiary of the Company, entered into a shared services agreement (the “FHI Shared Services Agreement”) with Foremost Home Inc., a newly-formed wholly-owned subsidiary of Foremost (“FHI”). Pursuant to the FHI Shared Services Agreement, FGI Industries provides FHI with general and administrative services, information technology systems services and human resources services, as well as warehouse space services and supply chain services in the United States. Under the FHI Shared Services Agreement, FHI will reimburse any reasonable and documented out-of-pocket fees incurred by FGI Industries as well as pay a service fee for each service. For warehouse services, FHI will pay FGI Industries a $500,000 annual fee as well as a fee equal to 4% of gross product sales of all products stored in such warehouses. For all other services provided, FHI will pay a service fee equal to the total costs incurred by FGI Industries for such service generally divided by the number of FHI employees relative to FGI Industries employees. The FHI Shared Services Agreement had an initial term of one year and renews automatically unless cancelled by either party upon the giving of at least 60 days notice in advance of the expiration of the then-current term. Total service fees incurred under the FHI Share Services Agreement were $761,672 and $821,864 in 2024 and 2023, respectively.
On January 14, 2022, the Company entered into a shared services agreement (the “Worldwide Shared Services Agreement”) with Foremost Worldwide Co., Ltd. (“Foremost Worldwide”) pursuant to which Foremost Worldwide provides FGI Industries with general and administrative services, information technology system services and human resources services, in Taiwan. The terms of the Worldwide Services Agreement as between the service provider and recipient are substantially identical to those of the FHI Shared Services Agreement, including calculation of service fees and termination provisions, with Foremost Worldwide providing services and FGI Industries paying Foremost Worldwide for such services. On January 1, 2023, the Worldwide Services Agreement was amended and restated to include additional digital online and related services. Total amounts paid to Foremost Worldwide under the Worldwide Shared Services Agreement in 2024 were $287,993 and $304,103 in 2024 and 2023, respectively.
Sourcing and Purchase Agreements
On January 14, 2022, the Company entered into a Global Sourcing Agreement with Foremost Worldwide (the “Global Sourcing Agreement”), pursuant to which Foremost Worldwide sources and sell products to the Company, including wooden furniture, cabinetry and shower systems for the bath and kitchen markets. Foremost Worldwide sources manufacturers and negotiate non-binding pricing for such products on behalf of the Company. The Company will pay Foremost Worldwide a commission of 2.5% for all products purchased pursuant to the Global Sourcing Agreement. On January 1, 2023, the Global Sourcing Agreement was amended and restated to modify the pricing and product schedule, such that moving forward, commissions on bath furnishings will range between 4.5% and 2% depending on total sales volumes. Commissions on kitchen furnishings will remain at 2.5%.
On January 28, 2022, the Company entered into a Sales and Purchase Agreement with Foremost Worldwide, pursuant to which the Company purchases certain products from Foremost Worldwide, including bath furniture products, at a 2.5% mark-up above Foremost Worldwide’s “free on board” sales price. The terms of this agreement supersede the terms of the Global Sourcing Agreement for products covered by both agreements.
The total amounts incurred in 2024 and 2023 under these sourcing and purchase agreements was $8,385,673 and $2,308,468, respectively.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements require us, among other things, to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
Registration Rights Agreement
In connection with the Company’s initial public offering in January 2022, we entered into a registration rights agreement with Foremost. This agreement provides Foremost, and its permitted transferees, with “demand” registrations, which will require us to register Foremost’s resale of shares of our ordinary shares under the Securities Act of 1933. Foremost is also entitled to customary “piggyback” registration rights and entitled to participate on a pro rata basis in any registration of an offering of our ordinary shares under the Securities Act that we may undertake. The registration rights agreement also requires us to maintain an effective shelf registration statement with respect to shares registered pursuant to the registration rights agreement, requires that we will pay certain expenses relating to such registrations and requires that we indemnify the shareholder against certain liabilities which may arise under the Securities Act of 1933.
Potential Support of Foremost Operations
From time to time, FGI may provide loans or other operational support to Foremost to assist Foremost in capital expenditures or other efforts related to the manufacturing services that Foremost provides to FGI. Any such loan or other transaction would be subject to review and approval under the Company’s related party transaction policy described below, and would be expected to be on arm’s length terms and market interest rates.

Policies and Procedures for Related Party Transactions
Our board of directors has adopted a written related party transaction policy covering any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related party had or will have a direct or indirect material interest, as determined by the audit committee of our board of directors, including, without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related party. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.
Except as described above under “Potential Support of Foremost Operations”, all related party transactions described in this section occurred prior to adoption of this policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy. However, these transactions were reviewed and approved by our board of directors.
Director Independence
Under the Nasdaq Marketplace Rules, or the Nasdaq Listing Rules, each committee of our board of directors must be comprised of at least one independent member at the time of listing, a majority of independent directors no later than 90 days after such date and solely independent directors within one year after such date.
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information provided by each director, our board of directors has determined that Todd Heysse, Kellie Zesch Weir and Anagha Apte are independent under applicable Nasdaq rules and, accordingly, none of our directors, with the exception of David Bruce and John Chen, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent under applicable Nasdaq rules.
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
Beneficial Ownership
The following table shows how many ordinary shares the directors, nominees, and Named Executive Officers, individually and collectively with all executive officers, beneficially owned as of April 24, 2025. The percent of class owned is based on 9,591,555 ordinary shares outstanding as of that date.
Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a shareholder can vote or transfer and share options and restricted share units that are vested currently or become vested within 60 days. Except as otherwise noted, the shareholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them, and the address for each person or entity listed in the table is FGI Industries Ltd., 906 Murray Road, East Hanover, NJ 07936.

Greater than 5% Shareholder	Shares Beneficially Owned	Options Exercisable Within 60 Days	Percentage
Foremost Groups Ltd.(1)	6,816,250	—	71.1%
First Wilshire Securities Management, Inc.(2)	745,183	—	7.8%
Directors and Named Executive Officers
David Bruce	33,000	139,893	1.8%
John Chen	26,750	98,373	1.3%
Robert Kermelewicz	24,250	7,071	*
Todd Heysse	84,171	9,695	*
Kellie Zesch Weir	—	9,695	*
Anagha Apte	—	—	*
Directors and executive officers as a group (6 persons)	159,421	336,544	5.0%
_________________________________________________
*    Represents less than 1% of outstanding ordinary shares.
(1)    Supreme Dragon Limited, a British Virgin Islands company (“Supreme Dragon”), owns 39.88% of the equity interest in Foremost Groups Ltd. (“Foremost”). JC Gardeners LLC, a Nevada limited liability company (“JC Gardeners”), owns 100% of the equity interests in Supreme Dragon. Chen Family Trust, a Nevada trust, owns 100% of the equity interests in JC Gardeners. Mr. Liang Chou Chen, a private investor located in New Jersey, is (a) the Manager of JC Gardeners and is authorized to vote and dispose of the equity holdings in Supreme Dragon held by JC Gardeners, (b) the grantor and investment trustee of the Chen Family Trust and is authorized to vote and dispose of the equity interests in Supreme Dragon held by the Chen Family Trust; and, therefore, (c) indirectly authorized to vote and dispose of all of the equity interests in Foremost held by Supreme Dragon. Golden Summit Holdings Limited, a British Virgin Islands company (“Golden Summit”), owns 10.03% of the equity interests in Foremost. Mr. Chen is the sole director of Golden Summit and is authorized to vote and dispose of all of the equity interests in Foremost held by Golden Summit. Thus, Mr. Chen is authorized to vote and dispose of an aggregate of 49.91% of Foremost’s voting power.
(2)    First Wilshire Securities Management, Inc. has sole voting power with respect to 745,183 of the shares and sole dispositive power with respect to 745,183 of the shares. The address of the shareholder is 1214 East Green Street, Suite 104, Pasadena, California 91106. This information is based on a Schedule 13G/A filed with the SEC on February 13, 2025.
HOUSEHOLDING
We have adopted a procedure approved by the SEC called “householding,” by which certain shareholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report, proxy statement and shareholder letter. Each shareholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.
If you or another shareholder with whom you share an address currently receive multiple copies of our annual report, proxy statement, and/or shareholder letter, or if you hold shares in more than one account, but would like to receive only a single copy of materials for your household, then please contact your broker or us. You can make a request by contacting our Chief Financial Officer, by calling (973) 428-0400 or by mail at 906 Murray Road, East Hanover, NJ 07936. If you currently participate in householding and would prefer to receive separate copies of materials for the meeting or for 2025, then please contact us in the manner described above and you will receive additional copies, free of charge and promptly upon receipt of your request.
ADDITIONAL INFORMATION
Our annual report on Form 10-K for 2024, as filed with the SEC, is available on the SEC’s website, www.sec.gov, and our corporate website, www.fgi-industries.com, under “Investor Relations.” Copies of the annual report on Form 10-K will be sent to any shareholder without charge upon written request addressed to the attention of our Chief Financial Officer at FGI Industries Ltd., 906 Murray Road, East Hanover, NJ 07936. Copies of exhibits to the annual report on Form 10-K may be obtained upon payment to us of the reasonable expense incurred in providing such exhibits.

OTHER MATTERS
The Board knows of no other matters which may be brought before the meeting. If any other matters are presented at the meeting on which a vote may properly be taken, the persons named as proxy holders will vote thereon in accordance with their best judgment.

196959 FGI Draft Proxy Card Front

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. 2025

FGI Industries Ltd.

2025 Annual Meeting of Stockholders

May 28, 2025,
9:00 A.M. local time

This Proxy is Solicited On Behalf Of The Board Of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. ALL OF THE PROPOSALS ARE PROPOSALS OF THE COMPANY.

1. Election of Directors.

Nominees:
(1) David Bruce
(2) John Chen
(3) Todd Heysse
(4) Kellie Zesch Weir
(5) Anagha Apte

FOR all Nominees listed to the left	**WITHHOLD AUTHORITY** to vote (except as marked to the contrary for all nominees listed to the left)	**FOR ALL EXCEPT**
☐	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, mark "For All Except" and strike a line through that nominee's name in the list above)

	FOR	AGAINST	ABSTAIN
2. Authorization of the Board to effect one or more reverse stock splits of the Company's ordinary shares at a ratio of not less than 1 for 2 and not more than 1 for 15.	☐	☐	☐
3. Ratification of Marcum LLP as independent registered accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐

CONTROL NUMBER

Signature____________________ Signature, if held jointly____________________ Date__________, 2025

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

196959 FGI Draft Proxy Card Back

2025

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FGI Industries Ltd.

The undersigned appoints David Bruce, John Chen and Perry Lin, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of FGI Industries Ltd. held of record by the undersigned at the close of business on April 24, 2025 at the Annual Meeting of Stockholders of FGI Industries Ltd. to be held on May 28, 2025, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FIVE NOMINEES LISTED IN PROPOSAL 1 TO THE BOARD OF DIRECTORS, IN FAVOR OF PROPOSALS 2 AND 3 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. ALL OTHER PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE COMMON SHARES AT THE ANNUAL MEETING ARE EXPRESSLY REVOKED. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)